Form 10KSB40, Exhibit 13
period 1998-12-31
SOUTHEAST COMMERCE HOLDING CO
filed 1999-04-08
CIK 1050725

                                                                     EXHIBIT 13









                               SOUTHEAST COMMERCE

                                HOLDING COMPANY























                               1998 ANNUAL REPORT

                       SOUTHEAST COMMERCE HOLDING COMPANY




                               TABLE OF CONTENTS


                                                                                                                   Page
Letter to Stockholders..........................................................................................      2
Selected Financial Data.........................................................................................      3
Management's Discussion and Analysis............................................................................   4-15
Report of Independent Certified Public Accountants..............................................................     16
Consolidated Balance Sheets.....................................................................................     17
Consolidated Statements of Loss.................................................................................  18-19
Consolidated Statements of Changes in Stockholders' Equity......................................................     20
Consolidated Statements of Cash Flows...........................................................................     21
Notes to Consolidated Financial Statements......................................................................  22-38
Directors, Officers and Location................................................................................     39
Corporate Data..................................................................................................  40-41

Letter to Our Stockholders:

The past year was a very challenging, exciting and rewarding one for our company. It began literally with the dream of forming a community bank that would provide the service levels that only a community bank can offer, while delivering service through state of the art technology. We made great strides in 1998 towards building our dream.

The transition from dream to reality began with the formation of an organizing group and board of directors that represented some of the most successful and respected business people in our markets. This group of individuals was dedicated to applying their success and discipline to our common belief that a locally owned and managed community bank would be best suited to identify and respond to the financial needs of the community.

Reality next took shape in our strategy to serve the major markets of Cobb County and North Atlanta. This decision became the foundation of our successes that followed, especially as we faced the next challenge of raising capital.

Approximately two months after we began a public offering, Southeast Commerce Holding Company had raised $14,692,500 with over 700 stockholders, indicating very strong support throughout the investment community.

Moving towards our goal also required the build-out of our corporate location; identifying, hiring and training management and staff; selection of products and operating systems; and acquiring approvals from all the regulatory authorities. After accomplishing all of these tasks, the dream became a reality on August 17, 1998, with the opening of the bank at 2410 Paces Ferry Road, Suite 190, Atlanta, GA 30339.

Our wholly-owned subsidiary, Commerce Bank, was capitalized with $8,500,000 of the capital raised. The remaining capital will be used to enhance stockholder value by investing these proceeds in businesses that will compliment our banking subsidiary. Great care will be exercised to make sure this capital is invested in the most profitable way possible.

We are pleased with the operating results and the growth of the bank in our first 136 days of operation. Loan demand was more than expected, and deposit growth and our customer base met or exceeded our expectations. The support from the market has been exceptional.

It is our intent to market both deposit products and loans very aggressively during 1999. To that end, we have made two significant strategic moves. First, we recently hired our Director of Internet Banking Services. We expect to launch the Internet Banking Unit during the second quarter of 1999. This business unit will greatly enhance our ability to serve existing customers through the Internet, as well as to provide a vehicle for new deposits. Second, we have added an SBA lender to develop the small business government-backed loan program to the bank. This unit is expected to increase our fee income, along with commercial relationship customers.

We want to thank our customers, stockholders, associates and Board of Directors for making our first 136 days a success.

We invite your comments and suggestions.



Richard A. Parlontieri                   Louis J. Douglass, III
Chairman and Chief Executive Officer     President and Chief Executive Officer
Southeast Commerce Holding Company       Commerce Bank

                            SELECTED FINANCIAL DATA

The following table sets forth certain selected financial data concerning Southeast Commerce Holding Company and subsidiary as of and for the year ended December 31, 1998. The selected financial data has been derived from the consolidated financial statements that have been audited by BDO Seidman, LLP, independent certified public accountants. This information should be read in conjunction with management's discussion and analysis of financial condition and results of operation.


                                                                                       December 31, 1998
                                                                                       -----------------
BALANCE SHEET:

                   Federal funds sold                                                     $  9,320,000
                   Securities available for sale                                             4,011,991
                   Net loans                                                                10,240,557
                   Properties and equipment, net                                               865,587
                   Total assets                                                             25,499,836
                   Noninterest-bearing deposits                                              1,025,162
                   Interest-bearing deposits                                                11,775,961
                   Total deposits                                                           12,801,123
                   Total liabilities                                                        12,879,088
                   Total stockholders' equity                                               12,620,748

                                                                                       For the year ended
                                                                                       December 31, 1998
                                                                                       ------------------
RESULTS OF OPERATIONS:

                   Interest income                                                        $    577,669
                   Interest expense                                                            110,124
                                                                                          ------------
                   Net interest income                                                         467,545
                   Provision for loan losses                                                  (165,000)
                                                                                          ------------
                   Net interest income after provision for loan losses                         302,545
                   Noninterest income                                                              662
                   Equity in undistributed loss from joint venture                              87,909
                   Noninterest expenses                                                      1,171,390
                   Cumulative effect on prior year of change in accounting
                     principle for deferred organizational costs                                84,926
                                                                                          ------------
                   Net loss                                                               $ (1,041,018)
                                                                                          ============

PER SHARE DATA:

                   Weighted average common shares outstanding                                  704,435
                   Basic loss per share of common stock                                   $      (1.48)

CAPITAL AND LIQUIDITY RATIOS:

                   Average equity to average assets                                              73.37%
                   Risk-based capital:
                     Tier 1                                                                      92.34%
                     Total                                                                       93.55%
                   Leverage (4% required minimum)                                                49.49%
          Total loans to total deposits                                                          80.00%

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

This discussion and analysis is intended to assist the reader in understanding the financial condition and results of operations of Southeast Commerce Holding Company. This commentary should be read in conjunction with the financial statements and the related notes and the other statistical information included elsewhere in this report.

OVERVIEW

Southeast Commerce Holding Company (the Company) was incorporated in Georgia on August 22, 1997 as a proposed bank holding company to own and control all of the capital stock of Commerce Bank (the Bank). Organizing activities for the Company began in September 1997, consisting primarily of preparation and filing of a Registration Statement (the "Registration Statement") with the Securities and Exchange Commission pursuant to which the Company registered the issuance of 1,500,000 share of its Common Stock at an offering price of $10.00 per share. Upon the Registration Statement's effectiveness, the organizers/directors focused their efforts on the sale of such Common Stock and, by July 1998, had completed all selling activities. Net of selling expenses, the Company raised $13,736,665 in the offering. After completing the offering, management engaged in activities resulting in the opening of the Bank. On May 21, 1998, the Office of Thrift Supervision approved the application of the Bank to become a federally-chartered savings bank, and on August 14, 1998, the Federal Deposit Insurance Corporation approved the Company's application for deposit insurance for the Bank. The Bank began operations on August 17, 1998 at its main banking location in Atlanta, Georgia.

During the development stage, from August 22, 1997 ("Inception") to August 17, 1998 (the "Bank Opening"), the accumulated net loss amounted to $503,284. The net loss from the bank opening (August 17, 1998) to December 31, 1998 amounted to $537,734. Losses from Inception to December 31, 1998 amounted to $1,115,778. During 1998, total assets of the Company grew from $160,501 at December 31, 1997 to $25.5 million at December 31, 1998. For the year ended December 31, 1998, net loss amounted to $1,041,018, or $1.48 per share.

RESULTS OF OPERATIONS

At December 31, 1998, the end of the first partial year of banking operations, the Company had total assets of $25,499,836, which consisted of cash and due from banks of $603,677, federal funds sold of $9,320,000, securities and short-term investments of $4,011,991, net loans of $10,240,557, property and equipment of $865,587, and other assets of $458,024. The Company's liabilities at year-end were $12,801,123 in deposits and $77,965 in other liabilities. Stockholders' equity at December 31, 1998 was $12,620,748.

The Company's net loss for the year ended December 31, 1998 was $1,041,018. The net loss includes approximately $503,000 in pre-opening expenses incurred to prepare the bank for opening. The pre-opening expenses also include $84,926 in organizational costs expensed due to a change in accounting for organizational costs. These costs had been deferred at December 31, 1997. Staffing at the Bank was at a full-service level beginning the first part of August 1998 for training in preparation of the Bank's opening on August 17, 1998, and other noninterest expenses were incurred in operating the Bank.

Net interest income of $467,545 was earned for the period and partially offset noninterest expense of $1,171,390. Interest income totaled $577,669 and interest expense amounted to $110,124. Investment income of $370,201 represented the largest portion of interest income, since the Company had the largest portion of earning assets in its investment portfolio and federal funds sold during the period.

The provision for loan losses was established at $165,000 at December 31, 1998, reflecting management's estimate of the amount necessary to adequately reflect possible loan losses. The Company's allowance for loan losses as a percentage of its year-end loans was 1.59%. Management's judgment as to the adequacy of the allowance is based upon a number of assumptions about future events which it believes to be reasonable, but which may or may not prove to be accurate. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the loan loss allowance will not be required. The Company had no charge-offs in 1998.

Noninterest income in 1998 was $662, representing service charges on deposit accounts. The Company recognized a loss of $87,909 relating to the start-up of the Commerce Mortgage joint venture in 1998. Noninterest expense included $645,538 in salaries and employee benefits incurred during the initial start-up phase of the Company and approximately $503,000 in pre-opening expenses.

NET INTEREST INCOME

Earnings are dependent on net interest income to be the primary source of revenue. Net interest income is the difference between income on interest-earning assets and expense on interest-bearing liabilities. Interest rate spread, or margin, is the difference between the yield on average earning assets and the rate on average interest-bearing liabilities. Net yield on earning assets is net interest income divided by average interest-earning assets. Net interest income for the year ended December 31, 1998 was $467,545.

AVERAGE BALANCES, YIELDS AND RATES

The following table sets forth, for the year ended December 31, 1998, the weighted average yields earned, the weighted average rates paid, the interest rate spread and the net yield on earning assets and interest-bearing liabilities, on an annualized basis.


                                                                                 Average         Income/         Yield/
                                                                                 Balance         Expense         Rate
                                                                                ----------      --------         ------

ASSETS:
Federal funds sold                                                              $6,139,606      $323,689         5.27%
Investment securities                                                              923,469        46,512         5.04%
Loans                                                                            2,113,721       207,468         9.82%
                                                                                ----------      --------
Total earning assets                                                             9,176,796       577,669         6.29%
                                                                                                --------
All other assets                                                                   624,192
                                                                                ----------
Total assets                                                                    $9,800,988
                                                                                ==========

LIABILITIES AND STOCKHOLDERS' EQUITY:
Interest-bearing deposits                                                       $1,962,567        98,011         4.99%
Noninterest-bearing deposits                                                       337,376
Short-term borrowings                                                              139,704        12,113         8.67%
                                                                                ----------      --------
Deposits and short-term borrowings                                               2,439,647       110,124         4.51%
                                                                                                --------
Other liabilities                                                                  170,499
Stockholders' equity                                                             7,190,842
                                                                                ----------
Total liabilities and stockholders' equity                                      $9,800,988
                                                                                ==========
Net interest spread                                                                                              1.78%
Net interest income/margin                                                                      $467,545         5.09%
                                                                                                ========

As shown in the previous table, the average yield on earning assets was 6.29%, while the average cost of funds was 4.51% for a net interest spread of 1.78%. The net interest margin as a percentage of interest-earning assets was 5.09%. The average balances above were calculated on an annualized basis, even though the Company and the Bank were not in operations for the entire year. Income on loans includes loan fees that amounted to $38,585. Interest expense of $12,113 was incurred on short-term borrowings used to organize the Bank. See the section in this discussion relating to short-term borrowings.

RATE/VOLUME ANALYSIS

Net interest income can be analyzed in terms of the impact of changing rates and changing volume. As this was the first period of operations for the Company, all interest income and expense is attributable to volume. Therefore, the Company has omitted the table analyzing the changes in net interest income as it would not be meaningful since there are no 1997 results.

LIQUIDITY AND RATE SENSITIVITY

Asset/liability management is the process by which the Company monitors and controls the mix and maturities of its assets and liabilities. The essential purposes of asset/liability management are to ensure adequate liquidity and to maintain an appropriate balance between interest sensitive assets and liabilities to minimize potentially adverse impacts on earnings from changes in market interest rates.

Primary sources of liquidity for the Company are a stable base of deposits, scheduled repayments on the Company's loans, and interest and maturities of its investments. All securities of the Company have been classified as available-for-sale. If necessary, the Company has the ability to sell a portion of its investment securities to manage its interest sensitivity gap or liquidity. The Company also may utilize its cash and due from banks and federal funds sold to meet liquidity needs. Additionally, the Company has an unsecured line of credit with a correspondent bank in the amount of $2,000,000. No borrowings have been drawn on this line of credit.

The principal monitoring technique employed by the Company is the measurement of the Company's interest sensitivity "gap," which is the positive or negative dollar difference between assets and liabilities that are subject to interest rate repricing within a given period of time. Interest rate sensitivity can be managed by repricing assets or liabilities, selling securities available-for-sale, replacing an asset or liability at maturity, or adjusting the interest rate during the life of an asset or liability. Managing the amount of assets and liabilities repricing in this same time interval helps to minimize interest rate risk and manage net interest income in changing interest rate environments. The Company's net interest income generally would benefit from rising interest rates when it has an asset-sensitive gap position. Conversely, the Company's net interest income generally would benefit from decreasing interest rates of interest when it has a liability-sensitive gap position.

Because the Bank has only been open since August 1998 and not yet generated a substantial amount of loans, the Company is currently asset sensitive over all time frames. However, the Company's gap analysis is not a precise indicator of its interest sensitivity position. The analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. For example, rates paid on a substantial portion of core deposits may change contractually within a relatively short time frame, but those rates are viewed by management as significantly less interest-sensitive than market-based rates such as those paid on non-core deposits. Net interest income may be impacted by other significant factors in a given interest rate environment, including changes in the volume and mix of earning assets and interest-bearing liabilities.

INTEREST RATE SENSITIVITY ANALYSIS

The asset mix of the balance sheet is continually evaluated in terms of several variables: yield, credit quality, appropriate funding sources and liquidity. To effectively manage the liability mix of the balance sheet, there should be a focus on expanding the various funding sources. The interest rate sensitivity position at December 31, 1998 is presented in the following table. The difference between rate sensitive assets and rate sensitive liabilities, or the interest rate sensitivity gap, is shown at the bottom of the table. Since all interest rates and yields do not adjust at the same velocity, the gap is only a general indicator of rate sensitivity. The table may not be indicative of the Company's rate sensitivity position at other points in time.


                                                      After three
                                           Within     but within     After one
                                           three        twelve       but within     After five
                                           months       months       five years       years         Total
                                          -------     -----------    ----------     ----------     -------
                                                                    (Dollars in Thousands)
Interest-earning assets:
  Federal funds sold                      $ 9,320       $    --        $    --       $    --       $ 9,320
  Investment securities                     3,986            --             --            26         4,012
  Loans                                     5,122           763          2,822         1,699        10,406
                                          -------       -------        -------       -------       -------
Total earning assets                      $18,428       $   763        $ 2,822       $ 1,725       $23,738
                                          =======       =======        =======       =======       =======

Interest-bearing liabilities:
  Money market and NOW                    $ 5,210       $    --        $    --       $    --       $ 5,210
  Regular savings                              19            --             --            --            19
  Time deposits                                50         6,318            178            --         6,546
                                          -------       -------        -------       -------       -------
Total interest-bearing liabilities        $ 5,279       $ 6,318        $   178       $    --       $11,775
                                          =======       =======        =======       =======       =======

Interest-sensitivity gap                  $13,149       $(5,555)       $ 2,644       $ 1,725       $11,963

Cumulative interest-sensitivity gap       $13,149       $ 7,594        $10,238       $11,963       $11,963

Ratio of interest-sensitivity gap to
  total earning assets                      55.39%       (23.40)%        11.14%         7.27%        50.40%

Ratio of cumulative
  interest-sensitivity gap to total
  earning assets                            55.39%        31.99%         43.13%        50.40%        50.40%

As evidenced by the table above, the Company, is cumulatively asset-sensitive at one year. In a rising interest rate environment, an asset-sensitive position (a positive gap ratio) is generally more advantageous since assets reprice sooner than liabilities. Conversely, in a declining interest rate environment, a liability-sensitive position (a negative gap ratio) is generally more advantageous as interest-bearing liabilities reprice sooner than earning assets. With respect to the Company, an increase in interest rates would result in increased earnings, while a decline in interest rates would decrease income. This, however, assumes that all other factors affecting income remain constant.

LOAN PORTFOLIO

Since loans typically provide higher interest yields than do other types of earning assets, the Company's intent is to channel a substantial percentage of its earning assets into the loans category. However, since the Bank only commenced operations in August 1998, that category has not yet grown to a percentage of total earning assets, comparable to other banks that are well established. Average loans, on an annualized basis, were $2,113,721 for 1998. Total gross loans outstanding at December 31, 1998 were $10,425,246.

The following table summarizes the composition of the loan portfolio at December 31, 1998:

                                                                                         Percent
                                                                Amount                   of total
                                                             ------------                --------

Commercial                                                   $  3,714,416                  35.63%
Real estate - individual                                        2,159,834                  20.72%
Real estate - commercial                                        3,794,652                  36.40%
Installment loans to individuals                                  756,344                   7.25%
                                                             ------------                 ------
Total loans                                                    10,425,246                 100.00%
                                                                                          ======
Less:   Net deferred loan fees                                    (19,689)
        Allowance for loan loss                                  (165,000)
                                                             ============
Total net loans                                              $ 10,240,557
                                                             ============

The principal components of the Company's loan portfolio at year-end were mortgage loans and commercial loans, which represented 92.75% of the portfolio. Due to the short time the portfolio has existed, the current mix of loans may not be indicative of the ongoing portfolio mix. Management will attempt to maintain a relatively diversified loan portfolio to help reduce the risk inherent in concentration of collateral.

MATURITIES AND SENSITIVITY OF LOANS TO CHANGES IN INTEREST RATES:

The information in the following table is based on the contractual maturities of individual loans, including loans which may be subject to renewal at their contractual maturity. Renewal of such loans is subject to review and credit approval, as well as modification of terms upon their maturity. Actual repayments of loans may differ from maturities reflected below because borrowers have the right to prepay obligations with or without prepayment penalties. The following table summarizes loan maturities, by type, and related interest rate characteristics at December 31, 1998:

                                                         After one         After
                                          One year       but within         five
                                           or less       five years        years            Total
                                         ----------      ----------      ----------      -----------
Commercial                               $1,763,273      $1,143,568      $  807,575      $ 3,714,416
Real estate - commercial                  1,535,645       1,515,663         743,344        3,794,652
Real estate - mortgage                      434,899         481,982       1,242,953        2,159,834
Installment loans to individuals            480,927         275,417              --          756,344
                                         ----------      ----------      ----------      -----------

Total                                    $4,214,744      $3,416,630      $2,793,872      $10,425,246
                                         ==========      ==========      ==========      ===========

Loans maturing after one year with:
  Fixed interest rates                                                                    $3,420,074
  Floating interest rates                                                                  2,790,428

PROVISION AND ALLOWANCE FOR LOAN LOSSES

The Company has developed policies and procedures for evaluating the overall quality of its credit portfolio and the timely identification of potential credit problems. Additions to the allowance for loan losses are made periodically to maintain the allowance at an appropriate level based on management's analysis of the potential risk in the loan portfolio.

At December 31, 1998, the allowance for loan losses was $165,000, or 1.58% of outstanding loans of $10,425,246. The Bank has not charged off any loans since commencing operations. The provision for loan losses was made primarily as a result of management's assessment of general loan loss risk as the Bank recorded its first loans.

SUMMARY OF LOAN LOSS EXPERIENCE

An analysis of the Bank's loss experience is furnished in the following table for the year ended December 31, 1998, as well as a breakdown of the allowance for possible loan losses:


                                                                      Year ended
                                                                   December 31, 1998
                                                                   -----------------
Balance at beginning of period                                         $      --
Charge-offs                                                                   --
Recoveries                                                                    --
Net charge-offs                                                               --
Additions charged to operations                                          165,000
                                                                       ---------
Balance at end of period                                               $ 165,000
                                                                       =========
Ratio of net charge-offs during the period to
  average loans outstanding during the period                                  0%
                                                                       =========

At December 31, 1998, the allowance was allocated as follows:


                                                                                               Percent of loans
                                                                         Year ended            in each category
                                                                     December 31, 1998          to total loans
                                                                     -----------------         -----------------

Commercial                                                               $  55,226                   35.63%
Real estate - individual                                                    32,116                   20.72%
Real estate - commercial                                                    56,420                   36.40%
Installment loans to individuals                                            11,238                    7.25%
Unallocated                                                                 10,000                    0.00%
                                                                         ---------                  ------

Total                                                                    $ 165,000                  100.00%
                                                                         =========                  ======

INVESTMENT PORTFOLIO

At December 31, 1998, the investment securities portfolio represented approximately 16.87% of the Company's earning assets at $4,011,991. The Company had investments in U.S. Government agency securities with a fair value of $3,986,491 and an amortized cost of $3,986,889, for an unrealized loss of $239, net of income taxes. The Company also invested in stock of the Federal Home Loan Bank in the amount of $25,500.

Contractual maturities and yields on the Company's investments (all available for sale) at December 31, 1998 are shown in the following table. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                         After one
                                Within                  but within
                               one year       Yield     five years   Yield        Total         Yield
                              ----------      -----     ----------   -----      ----------      -----

U.S. Government agencies      $3,986,491      5.00%      $    --       --%      $3,986,491      5.00%
Other                                 --        --%       25,500      7.5%          25,500      7.50%
                              ----------      ----       -------      ---       ----------      ----

Total                         $3,986,491      5.00%      $25,500      7.5%      $4,011,991      5.02%
                              ==========      ====       =======      ===       ==========      ====

At December 31, 1998, short-term investments comprised the largest portion of total earning assets at $9,320,000. These funds were invested in Federal funds sold on an overnight basis. As the Bank continues to grow, management expects a shift from primarily overnight investments into the loan portfolio and, to a lesser extent, into the investment securities portfolio.

DEPOSITS AND OTHER INTEREST-BEARING LIABILITIES

As of December 31, 1998, deposits were the only component of interest-bearing liabilities. Average total deposits were $2,299,943 and average interest-bearing deposits were $1,962,567 in 1998, on an annualized basis. The following is a table of deposits by category at year-end.

                                                        Percentage                  Percentage
                                          Ending         of total      Average       of total    Effective
                                          amount         deposits      amount        deposits      cost
                                        -----------     ----------   ----------     ----------   ---------

Demand deposit accounts                 $ 1,025,162        8.01%     $  337,583        14.68%        --%
NOW accounts                                652,704        5.10%        174,253         7.57%      2.84%
Money market accounts                     4,557,614       35.60%        726,605        31.59%      4.38%
Savings accounts                             19,295         .15%            974          .04%      2.05%
Time deposits less than $100,000          3,611,622       28.21%        639,343        27.80%      5.71%
Time deposits of $100,000 or
  more                                    2,934,726       22.93%        421,392        18.32%      5.87%
                                        -----------      ------      ----------       ------

Total deposits                          $12,801,123      100.00%     $2,300,150       100.00%
                                        ===========      ======      ==========       ======

Core deposits, which exclude time deposits of $100,000 or more, provide a relatively stable funding source for the Company's loan portfolio and other earning assets. The Company's core deposits were $9,866,397 at December 31, 1998. The Company's loan-to-deposit ratio was 81.29% at year-end. The maturity distribution of the Company's time deposits at December 31, 1998 is as follows:


Three months or less                                           $    50,430
Over three through six months                                           --
Over six through twelve months                                   6,317,758
Over twelve months                                                 178,160
                                                               -----------

Total                                                          $ 6,546,348
                                                               ===========

SHORT-TERM BORROWINGS

At December 31, 1998, the Company had no outstanding balances under short-term borrowings. During 1997, the Company had a line of credit with a bank that was used to finance the purchase of leasehold improvements and furniture, fixtures and equipment and to pay operating expenses while in organization. The maximum amount of borrowings outstanding at any month end was $377,000. The average rate paid on the short-term borrowings was 8.50%.

The Company also has an unsecured line of credit available on a one to fourteen day basis with a bank for $2,000,000. No borrowings have been made from this line as of December 31, 1998.

RETURN ON EQUITY AND ASSETS

The following table shows the return on average assets (net income divided by average total assets), return on average equity (net income divided by average equity), and equity to assets ratio (average equity divided by average total assets) for 1998. Since its inception, the Company has not paid any cash dividends.


Return on average assets                                             (10.61)%
Return on average equity                                             (14.48)%
Equity to assets ratio                                                73.31%

CAPITAL ADEQUACY

There are now two primary measures of capital adequacy for banks and banking holding companies: (i) risk-based capital guidelines and (ii) the leverage ratio.

The risk-based capital guidelines measure the amount of a bank's required capital in relation to the degree of risk perceived in its assets and its off-balance sheet items. Under the risk-based capital guidelines, capital guidelines, capital is divided into two "tiers." Tier 1 capital consists of common stockholders' equity, non-cumulative and cumulative perpetual preferred stock (bank holding companies only) and minority interest. Goodwill is subtracted from the total. Tier 2 capital consists of the allowance for loan losses, hybrid capital instruments, term subordinated debt and intermediate term preferred stock. Banks are required to maintain a minimum risk-based capital ratio of 8.0% at least 4.0% consisting of Tier 1 capital.

The second measure of capital adequacy relates to the leverage ratio. The Office of Thrift Supervision has established a 3.0% minimum leverage ratio requirement. Note that the leverage ratio is computed by dividing Tier 1 capital into average assets. For all except the highest rated banks, the minimum leverage ratio should be 3.0% plus an additional cushion of at least 1 to 2 percent, depending upon risk profiles and other factors.

A new rule was recently adopted by the Federal Reserve Board, the Office of Thrift Supervision and the FDIC that adds a measure of interest rate risk to the determination of supervisory capital adequacy. In connection with this new rule, the agencies have also proposed a measurement process to measure interest rate risk. Under this proposal, all items reported on the balance sheet, as well as off-balance sheet items, would be reported according to maturity, repricing dates and cash flow characteristics. A bank's reporting position would be multiplied by duration-based risk factors and weighted according to rate sensitivity. The net risk weighted position would be used in assessing capital adequacy. The objective of this complex proposal is to determine the sensitivity of bank to various rising and declining interest rate scenarios.

The table below illustrates the Bank's and Company's regulatory capital ratios at December 31, 1998:

                                                                                   Minimum
                                                                                  regulatory
                                                        December 31, 1998        requirement
                                                        -----------------        -----------

Bank
----
  Tier 1 capital                                               60.6%                4.0%
  Tier 2 capital                                                1.3%                 --%
                                                               ----                 ---
     Total risk-based capital ratio                            61.9%                8.0%
                                                               ====                 ===

  Leverage ratio                                               36.1%                4.0%
                                                               ====                 ===

Company - Consolidated
----------------------
  Tier 1 capital                                               92.3%                4.0%
  Tier 2 capital                                                1.3%                 --%
                                                               ----                 ---
     Total risk-based capital ratio                            93.6%                8.0%
                                                               ====                 ===

  Leverage ratio                                               49.5%                4.0%
                                                               ====                 ===

The above ratios indicate that the capital positions of the Company and the Bank are sound and that the Company is well positioned for future growth.

A condition of the original offering was that a minimum of 600,000 shares of common stock be sold. There were a total of 1,469,250 shares sold during the offering period with net proceeds after offering expenses of $13,736,665. Of the proceeds, $8,500,000 was used to capitalize the Bank. The Company believes that this amount is sufficient to fund the activities of the Bank in its initial stages of operations and that the Bank will generate sufficient income from operations to fund its activities on an on-going basis. The remaining offering proceeds were retained in the Company to fund activities which may from time to time be considered appropriate investments of capital at some point in the future.

As of December 31, 1998, there were no significant commitments outstanding for capital expenditures.

COMMERCE MORTGAGE COMPANY, LLC

The Company entered into a joint venture in August 1998 to form Commerce Mortgage Company, LLC. Commerce Mortgage Company, LLC was established to serve as a mortgage originator, focusing in the sub-prime mortgage market. Under the terms of the joint venture agreement, the Company contributed $250,000 capital to Commerce Mortgage Company, LLC. Due to start-up costs, as well as reduced demand in the investor markets for this mortgage product, Commerce Mortgage Company, LLC incurred losses in 1998. The Company's portion of the loss was $87,909. Commerce Mortgage Company, LLC has significantly restructured its operations in early 1999 in response to overall market conditions. It will continue to serve the sub-prime market and try to achieve profitability in 1999.

IMPACT OF INFLATION AND CHANGING PRICES

The effect of relative purchasing power over time due to inflation has not been taken into effect in the financial statements of the Company. Rather, the statements have been prepared on an historical cost basis in accordance with generally accepted accounting principles.

Since most of the assets and liabilities of a financial institution are monetary in nature, the effect of changes in interest rates will have a more significant impact on the Company's performance than will the effect of changing prices and inflation in general. Interest rates may generally increase as the rate of inflation increases, although not necessarily in the same magnitude.

ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," ("SFAS No. 133). This statement establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. Retroactive application to financial statements of prior periods is not required. The Company does not currently have any derivative instruments nor is it involved in hedging activities.

In April 1998, the Accounting Standards Executive Committee issued Statement of Position 98-5, "Reporting on the Cost of Start-Up Activities," ("SOP 98-5"), which requires costs of start-up activities and organization costs to be expensed as incurred. SOP 98-5 is effective for fiscal years beginning after December 15, 1998, with earlier application encouraged. The Company elected to early adopt SOP 98-5 for the year ended December 31, 1998, and as a result, recognized a cumulative effect of change in accounting principle of approximately $85,000 in its 1998 consolidated Statement of Loss.

INDUSTRY DEVELOPMENTS

From time to time, various bills are introduced in the United States Congress with respect to the regulation of financial institutions. Certain of these proposals, if adopted, could significantly change the regulation of banks and the financial services industry. The Company cannot predict whether any of these proposals will be adopted or, if adopted, how these proposals would affect the Company.

YEAR 2000

Like many financial institutions, we rely on computers to conduct our business and information systems processing. Industry experts are concerned that on January 1, 2000, some computers may not be able to interpret the new year properly, causing computer malfunctions. As described in more detail below, we have developed and are executing a plan to ensure that our computer and telecommunication systems do not have these Year 2000 problems. We do not anticipate that the Year 2000 issue will materially impact our business or operations. We rely on third party vendors to supply our computer and telecommunication systems and other office equipment; and we also rely on a third party to process our data and account information. Because we just recently commenced operations, we had the ability to choose only those vendors which we believed are ready for the Year 2000, thereby relieving any additional costs associated with the conversion of older computer systems. Although we believe we have addressed the Year 2000 issue, we cannot be entirely sure that the Year 2000 will not have any adverse effect on the Company.

We have prepared a comprehensive Year 2000 plan to monitor and ensure the Year 2000 compliance of our third party vendors of computer and telecommunication systems, data processing services, and other office equipment. We have budgeted for the execution of this plan, and the plan calls for us to have all systems in place and be fully Year 2000 compliant by June 30, 1999. The plan also calls for us to continue to monitor the situation through the end of the year and beyond. We are executing this plan under the supervision of our chief financial officer and vice president of operations, with oversight from our board of directors. Under the plan, we will investigate the Year 2000 readiness of each vendor, review Year 2000 testing completed by each vendor, test our own systems, if necessary and reasonable, and require comprehensive Year 2000 warranties from each vendor. Our investigation of each vendor will primarily consist of requesting and reviewing its Year 2000 test results.

Phoenix International Ltd., Inc. (Phoenix) provides our mission critical computer software and data processing services. Phoenix is a well-established company and provides computer systems and data processing services to many financial institutions throughout the world. Phoenix is currently in the process of testing its systems for Year 2000 issues and will test our database for Year 2000 compliance in April 1999. The Phoenix system includes interfaces to other systems provided by other vendors, such as our ATM hardware. Phoenix is in the process of testing these interfaces and will provide the results of these tests to us as soon as they are complete. We expect to have all of these test results prior to June 30, 1999.

Our Year 2000 plan extends to our other less critical vendors as well, including our vendors for ATM hardware, account origination software, telephone systems, and suppliers of office equipment, such as copy and fax machines. Under our plan, we are reviewing the test results, assurances and warranties of all of these vendors, and we believe we will be satisfied that these systems are Year 2000 compliant before the end of June 1999. Based on our review of our vendor's systems and Year 2000 testing results to date, we do not believe that any of them will have any significant Year 2000 problems. The Office of Thrift Supervision and the FDIC are also monitoring the Year 2000 readiness of the thrift industry.

Our agreements with each of our vendors, including Phoenix, include contractual assurances and warranties regarding Year 2000 compliance. Some of these warranties are limited by disclaimers of liability, which specifically exclude special, incidental, indirect, and consequential damages. These limitations could limit our ability to obtain recourse against a vendor who is not Year 2000 compliant by excluding damages for things such as lost profits and customer lawsuits. We are also in the process of evaluating our worst case scenario and developing contingency plans in case Year 2000 issues do arise. Based on the information currently available, we do not believe that we have significant Year 2000 exposure and believe that we will be able to continue to operate the business if one or more of our vendors experience unanticipated Year 2000 problems, although we cannot be certain.

Our customers may also have Year 2000 issues. These issues could disrupt certain businesses with high Year 2000 risk and affect their deposit balances and their ability to repay their loans. We intend to review our customers' exposure and assess Year 2000 readiness through Year 2000 surveys. For those customers with high credit risk and high potential exposure, we may require more substantial proof of Year 2000 compliance. Although these surveys will be helpful, it would be very difficult for us to accurately assess the Year 2000 readiness of any particular borrower or depositor. Additionally, there may be a higher than usual demand for liquidity immediately prior to the century change due to deposit withdrawals by customers concerned about Year 2000 issues. To address this possible demand, we plan to have a higher percentage of our investment portfolio in readily accessible funds during this time frame.

FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 (the Act) provides a safe harbor for forward-looking statements made by or on behalf of the Company. The Company has made, and may continue to make, various written or verbal forward-looking statements with respect to business and financial matters, including statements contained in this report, filings with the Securities and Exchange Commission, and reports to stockholders. All statements which address operating performance, events or developments that we expect or anticipate will occur in the future, including statements related to loan growth, deposit growth, per share growth, and statements expressing general sentiment about future operating results and non-historical information, are forward-looking statements within the meaning of the Act. The forward-looking statements are and will be based on management's then current views and assumptions regarding future events and operating performance. Certain factors that could affect financial performance or cause actual results to vary significantly from estimates contained in or underlying forward-looking statements include:

         -        Interest rate fluctuations and other market conditions.

         - Strength of the consumer and commercial credit sectors, as well as real estate markets.

         - Changes in laws and regulations, including changes in accounting standards and taxation requirements (including tax rate changes, new tax laws, and revised tax law interpretations).

         - Competitive pricing and other pressures on loans and deposits and the Company's ability to maintain market shares in its trade areas.

         - The inherent uncertainties in achieving Year 2000 compliance with respect to the Company and its vendors, suppliers, and loan customers.

         - The outcome of litigation which depends on judicial interpretations of law and findings of juries.

         - Other risks and uncertainties as detailed from time to time in Company filings with the Securities and Exchange Commission.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors and Stockholders
Southeast Commerce Holding Company
  and Subsidiary
Atlanta, Georgia


We have audited the accompanying consolidated balance sheet of Southeast Commerce Holding Company and subsidiary as of December 31, 1998, and the related consolidated statements of loss, changes in stockholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The financial statements of Southeast Commerce Holding Company (a Development Stage Corporation) for the period from inception (August 22, 1997) to December 31, 1997, were audited by Bricker & Melton, P.A., whose practice has been combined with our Firm and whose report dated February 28, 1998, expressed an unqualified opinion on those statements; such report contained an explanatory paragraph relating to the Company's ability to continue as a going concern.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 1998 consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Southeast Commerce Holding Company and subsidiary as of December 31, 1998, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

As discussed in Note 16 to the consolidated financial statements, Southeast Commerce Holding Company and subsidiary changed their method of accounting for deferred organization costs in 1998.




Duluth, Georgia
March 17, 1999

               SOUTHEAST COMMERCE HOLDING COMPANY AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS


December 31,                                                                                        1998          1997
----------------------------------------------------------------------------------------------------------------------
                                                                                                        (Parent Only)

ASSETS

Cash and due from banks (Note 2)                                                             $   603,677      $     --
Federal funds sold                                                                             9,320,000            --
Investment securities available for sale (Note 3)                                              3,986,491            --
Other investments (Note 3)                                                                        25,500            --
Investment in Commerce Mortgage Joint Venture (Note 1)                                           162,091            --
Loans, net of allowance for loan losses of $165,000 in 1998 (Notes 4 and 9)                   10,240,557            --
Premises and equipment, net (Note 5)                                                             865,587        50,000
Accrued interest receivable                                                                       49,740            --
Other assets                                                                                     246,193       110,501
----------------------------------------------------------------------------------------------------------------------

TOTAL ASSETS                                                                                 $25,499,836      $160,501
======================================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY

 LIABILITIES
  Deposits:  (Notes 8 and 13)
     Noninterest-bearing demand                                                              $ 1,025,162      $     --
     Interest-bearing demand and money market                                                  5,210,318            --
     Savings                                                                                      19,295            --
     Time deposits of $100,000 or more                                                         2,934,726            --
     Other time deposits                                                                       3,611,622            --
----------------------------------------------------------------------------------------------------------------------

Total deposits                                                                                12,801,123            --

Accrued interest payable                                                                          26,552            --
Other liabilities (Note 6)                                                                        51,413       235,161
----------------------------------------------------------------------------------------------------------------------

Total liabilities                                                                             12,879,088       235,161
----------------------------------------------------------------------------------------------------------------------

COMMITMENTS AND CONTINGENT LIABILITIES (Notes 5, 11 and 12)

STOCKHOLDERS' EQUITY (Note 10)
     Common stock, par value $.01; 10,000,000 shares authorized, 1,469,250 shares issued and outstanding and $0 shares issued and outstanding in
       1998 and 1997, respectively                                                                14,693            --
    Capital surplus                                                                           13,722,072           100
    Accumulated deficit                                                                       (1,115,778)      (74,760)
    Accumulated other comprehensive income - market valuation reserve on
       investment securities available for sale (Note 3)                                            (239)           --
----------------------------------------------------------------------------------------------------------------------

  Total stockholders' equity                                                                  12,620,748       (74,660)
----------------------------------------------------------------------------------------------------------------------

  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                 $25,499,836      $160,501
======================================================================================================================

   See accompanying notes to consolidated and parent-only financial statements.

               SOUTHEAST COMMERCE HOLDING COMPANY AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF LOSS


                                                                                                            For the period
                                                                               FOR THE YEAR ENDED        from inception to
                                                                                DECEMBER 31, 1998        December 31, 1997
--------------------------------------------------------------------------------------------------------------------------
                                                                                                            (Parent Only)

INTEREST INCOME
  Loans, including fees                                                               $   207,468                 $     --
  Investment securities:
     U.S. Government agencies and corporations                                             45,862                       --
     Other investments                                                                        650                       --
  Federal funds sold                                                                      323,689                       --
--------------------------------------------------------------------------------------------------------------------------
Total interest income                                                                     577,669                       --
--------------------------------------------------------------------------------------------------------------------------

INTEREST EXPENSE
  Interest-bearing demand and money market                                                 36,736                       --
  Savings                                                                                      20                       --
  Time deposits of $100,000 or more                                                        24,733                       --
  Other time deposits                                                                      36,522                       --
  Other borrowings (Note 6)                                                                12,113                    2,909
--------------------------------------------------------------------------------------------------------------------------
Total interest expense                                                                    110,124                    2,909
--------------------------------------------------------------------------------------------------------------------------

Net interest income (loss)                                                                467,545                   (2,909)

PROVISION FOR LOAN LOSSES (Note 4)                                                        165,000                       --
--------------------------------------------------------------------------------------------------------------------------

Net interest income (loss) after provision for loan losses                                302,545                   (2,909)
--------------------------------------------------------------------------------------------------------------------------

OTHER INCOME
  Service charges on deposit accounts                                                         662                       --
--------------------------------------------------------------------------------------------------------------------------
Total other income                                                                            662                       --
--------------------------------------------------------------------------------------------------------------------------

OTHER EXPENSE
  Salaries and other compensation                                                         556,038                   51,780
  Employee benefits                                                                        89,500                       --
  Net occupancy and equipment expense                                                     156,415                    8,351
  Professional and other outside services                                                 223,898                       --
  Equity in undistributed (loss) of Commerce Mortgage Joint
     Venture                                                                               87,909                       --
  Other expense (Note 14)                                                                 145,539                   11,720
--------------------------------------------------------------------------------------------------------------------------
Total other expense                                                                     1,259,299                   71,851
--------------------------------------------------------------------------------------------------------------------------

LOSS BEFORE INCOME TAX BENEFIT AND CUMULATIVE EFFECT OF CHANGE IN
  ACCOUNTING PRINCIPLE                                                                   (956,092)                 (74,760)

INCOME TAX BENEFIT (Note 7)                                                                    --                       --
--------------------------------------------------------------------------------------------------------------------------

LOSS BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE                          (956,092)                 (74,760)

CUMULATIVE EFFECT ON PRIOR YEARS OF CHANGE IN ACCOUNTING
  PRINCIPLE FOR DEFERRED ORGANIZATION COSTS, NET OF TAX (Note 16)                         (84,926)                      --
--------------------------------------------------------------------------------------------------------------------------

NET LOSS                                                                              $(1,041,018)                $(74,760)
==========================================================================================================================

   See accompanying notes to consolidated and parent-only financial statements.
                                  (Continued)

               SOUTHEAST COMMERCE HOLDING COMPANY AND SUBSIDIARY


                                                                                                       For the period
                                                                            FOR THE YEAR ENDED      from inception to
                                                                             DECEMBER 31, 1998      December 31, 1997
---------------------------------------------------------------------------------------------------------------------
                                                                                                        (Parent Only)
BASIC LOSS PER COMMON SHARE: (Note 1)

  LOSS BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE                      $ (1.36)                 $  --

  CUMULATIVE EFFECT ON PRIOR YEARS OF CHANGE IN ACCOUNTING
     PRINCIPLE FOR DEFERRED ORGANIZATION COSTS, NET OF TAX (Note 16)                      (.12)                    --
---------------------------------------------------------------------------------------------------------------------

BASIC LOSS PER COMMON SHARE                                                            $ (1.48)                 $  --
=====================================================================================================================

   See accompanying notes to consolidated and parent-only financial statements.

               SOUTHEAST COMMERCE HOLDING COMPANY AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY



                                                                                  Accumulated Other
                                                   Comprehensive                      Comprehensive
                                                          Income     Accumulated      Income-Market        Common
                                         Total             (Loss)        Deficit  Valuation Reserve         Stock          Surplus
----------------------------------------------------------------------------------------------------------------------------------

BALANCE AT INCEPTION              $         --                       $        --              $  --       $    --      $        --
   (Parent Only)

Capital contribution                       100                                --                 --            --              100

Comprehensive income:
   Net loss                            (74,760)      $   (74,760)        (74,760)                --            --               --
                                                     -----------
Comprehensive income (loss)                          $   (74,760)
                                                     ===========

----------------------------------------------------------------------------------------------------------------------------------

BALANCE AT
  DECEMBER 31, 1997
   (Parent Only)                       (74,660)                          (74,760)                --            --              100

Proceeds from sale of
   capital stock, net of
   expenses                         13,736,665                                --                 --        14,693       13,721,972

Comprehensive income:
   Net loss                         (1,041,018)      $(1,041,018)     (1,041,018)                --            --               --
   Other comprehensive
     income, net of tax:
       Market valuation
         adjustment on
         securities
         available for sale               (239)             (239)             --               (239)           --               --
                                                     -----------
Comprehensive income (loss)                          $(1,041,257)
                                                     ===========

----------------------------------------------------------------------------------------------------------------------------------

BALANCE AT
  DECEMBER 31, 1998               $ 12,620,748                       $(1,115,778)             $(239)      $14,693      $13,722,072
----------------------------------------------------------------------------------------------------------------------------------

   See accompanying notes to consolidated and parent-only financial statements.

               SOUTHEAST COMMERCE HOLDING COMPANY AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                                                For the period
                                                                                    FOR THE YEAR ENDED       from inception to
                                                                                     DECEMBER 31, 1998       December 31, 1997
------------------------------------------------------------------------------------------------------------------------------
                                                                                                                 (Parent Only)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                                                                $ (1,041,018)              $ (74,760)
  Adjustments to reconcile net loss to net cash used by operating activities:
       Net accretion of investment securities                                                  (45,862)                     --
       Depreciation and amortization of premises and equipment                                  53,280                      --
       Provision for loan losses                                                               165,000                      --
       Loss on Commerce Mortgage Joint Venture                                                  87,909                      --
       Increase in deferred loan fees                                                           19,688                      --
       Cumulative effect of change in accounting for organization
         costs                                                                                  84,926                      --
       Increase in other assets                                                                (70,459)                (25,575)
       Increase in accrued interest receivable                                                 (49,740)                     --
       Increase in accrued interest payable                                                     26,552                      --
       Increase (decrease) in other liabilities                                                (13,748)                 65,161
------------------------------------------------------------------------------------------------------------------------------
Net cash used by operating activities                                                         (783,472)                (35,174)
------------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of investment securities available for sale                                    (13,941,027)                     --
  Purchases of other investments and assets                                                   (175,500)                     --
  Maturities of investment securities available for sale                                    10,000,000                      --
  Purchase of investment in Commerce Mortgage Joint Venture                                   (250,000)                     --
  Loans originated, net of principal repayments                                            (10,425,245)                     --
  Purchases of premises and equipment                                                         (868,867)                (50,000)
  Deferred organization costs                                                                       --                 (84,926)
------------------------------------------------------------------------------------------------------------------------------
Net cash used by investing activities                                                      (15,660,639)               (134,926)
------------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from capital stock, net of expenses                                              13,736,665                      --
  Net increase in demand, money market and savings deposits                                  6,254,775                      --
  Time deposits accepted, net of repayments                                                  6,546,348                      --
  Proceeds from other borrowings                                                               272,000                 170,000
  Repayment of other borrowings                                                               (442,000)                     --
  Proceeds from initial capital contribution                                                        --                     100
  Proceeds from loans by Organizers                                                                 --                   8,000
  Repayment of loans by Organizers                                                                  --                  (8,000)
------------------------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                                                   26,367,788                 170,100
------------------------------------------------------------------------------------------------------------------------------

NET INCREASE IN CASH AND CASH EQUIVALENTS                                                    9,923,677                      --

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                                      --                      --
------------------------------------------------------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS AT END OF YEAR                                                  $  9,923,677               $      --
==============================================================================================================================

SUPPLEMENTAL DISCLOSURES OF CASH PAID
  Interest                                                                                $     83,573               $      --
  Income taxes                                                                                      --                      --
==============================================================================================================================

   See accompanying notes to consolidated and parent-only financial statements.

               SOUTHEAST COMMERCE HOLDING COMPANY AND SUBSIDIARY

           NOTES TO CONSOLIDATED AND PARENT-ONLY FINANCIAL STATEMENTS

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Southeast Commerce Holding Company provides a full range of banking and bank-related services to individual and corporate customers through its bank subsidiary, located in north Atlanta, Georgia. Southeast Commerce Holding Company and subsidiary are subject to intense competition from other financial institutions and are also subject to the regulations of certain government agencies and, therefore, undergo periodic examinations by those regulatory authorities.

The accounting and reporting policies of Southeast Commerce Holding Company and subsidiary conform to generally accepted accounting principles and to general practices within the banking industry. The following is a summary of the more significant of these policies.

BASIS OF PRESENTATION

Southeast Commerce Holding Company (the Parent Company) was incorporated, under the laws of the State of Georgia on August 22, 1997, to operate as a bank holding company pursuant to the Federal Bank Holding Company Act of 1956, as amended, and the Georgia Bank Holding Company Act, to charter a federal savings bank with the Office of Thrift Supervision and to organize and own 100 percent of the issued and outstanding capital stock of that bank, Commerce Bank (the
Bank). The Bank is an association organized under the laws of the United States, which began as a general banking business on August 17, 1998, as a wholly-owned subsidiary of the Parent Company. The 1998 consolidated financial statements include the accounts of the Parent Company and its wholly-owned subsidiary, the Bank, collectively known as the Company. All significant intercompany accounts and transactions have been eliminated in consolidation. The financial statements for the period from inception (August 22, 1997) to December 31, 1997, are for Southeast Commerce Holding Company (a Development Stage Corporation), the Parent Company only.

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates. For instance, material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses. Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the adequacy of the allowance for loan losses. Such agencies may require the recognition of additions to the allowance based on their judgments about information available to them at the time of their examination.

CASH AND CASH EQUIVALENTS

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

               SOUTHEAST COMMERCE HOLDING COMPANY AND SUBSIDIARY

           NOTES TO CONSOLIDATED AND PARENT-ONLY FINANCIAL STATEMENTS

PARENT COMPANY JOINT VENTURE

In 1998, the Parent Company acquired a 50 percent joint venture interest in Commerce Mortgage Company, LLC (Commerce Mortgage), a limited liability corporation, in exchange for a total cash consideration of $250,000. The investment in Commerce Mortgage is being accounted for using the equity method. Commerce Mortgage`s primary business is originating residential real estate loans that are secured by first and second mortgages and sold into the secondary mortgage market.

Commerce Mortgage maintains a $3,000,000 warehouse line of credit with a regional bank, which had an outstanding balance of $859,471 at December 31, 1998.

INVESTMENT SECURITIES

Investment securities available for sale are reported at fair market value, with unrealized gains and losses reported as a separate component of stockholders' equity, net of the related tax effect. Other investments are reported at cost and, accordingly, earnings are reported when interest is accrued or when dividends are received.

Premium and discount on all investment securities are amortized (deducted) and accreted (added), respectively, to interest income on the straight-line and interest methods over the period to the maturity of the related securities.

Gains or losses on disposition are computed by the specific identification method for all securities.

LOANS

Loans are reported at the gross amount outstanding, less a valuation allowance for loan losses. Interest income on loans is recognized over the terms of the loans based on the principal amount outstanding. If the collectibility of interest appears doubtful, the accrual thereof is discontinued. Interest income on nonaccrual loans is recognized on a cash basis, if there is no doubt of future collection of principal.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is established through a provision for loan losses charged to expense. The allowance represents an amount which, in management's judgment, will be adequate to absorb probable losses on existing loans that may become uncollectible. Management's judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of loans and takes into consideration such factors as the balance of impaired loans, changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrower's ability to pay, overall portfolio quality and a review of specific problem loans. Periodic revisions are made to the allowance when circumstances which necessitate such revisions become known. Recognized losses are charged to the allowance for loan losses, while subsequent recoveries are added to the allowance.

               SOUTHEAST COMMERCE HOLDING COMPANY AND SUBSIDIARY

           NOTES TO CONSOLIDATED AND PARENT-ONLY FINANCIAL STATEMENTS

A loan is impaired when it is probable the Company will be unable to collect all principal and interest payments due in accordance with the terms of the loan agreement. Individually identified impaired loans are measured based on the present value of payments expected to be received, using the contractual loan rate as the discount rate. Alternatively, measurement may be based on observable market prices, or for loans that are solely dependent on the collateral for repayment, measurement may be based on the fair value of the collateral. If the recorded investment in the impaired loan exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for loan losses. Changes to the valuation allowance are recorded as a component of the provision for loan losses.

In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses, and may require the Company to record additions to the allowance based on their judgement about information available to them at the time of their examinations.

SALE OF LOANS

The Bank and Commerce Mortgage originate and sell loans and participations in certain loans. Gains or losses on the sale of loans are recorded in noninterest income, based on the net proceeds received and the recorded investment in the loan sold.

PREMISES AND EQUIPMENT

Bank premises, furniture and equipment, and leasehold improvements are reported at cost less accumulated depreciation and amortization. For financial reporting purposes, depreciation and amortization are computed using primarily straight-line methods over the estimated useful lives of the assets. Expenditures for maintenance and repairs are charged to operations as incurred, while major renewals and betterments are capitalized. When property is disposed of, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in income. For federal tax reporting purposes, depreciation and amortization are computed using primarily accelerated methods.

INCOME TAXES

The tax effects of transactions are recorded at current tax rates in the periods the transactions are reported for financial statement purposes. Deferred income taxes are established for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled.

Recognition of deferred tax asset balance sheet amounts is based on management's belief that it is more likely than not that the tax benefit associated with certain temporary differences, tax operating loss carryforwards and tax credits will be realized. A valuation allowance is recorded for those deferred tax asset items for which it is more likely than not that realization will not occur in the near term.

The Company and the Bank file a consolidated income tax return. Each entity provides for income taxes based on its contribution to income taxes (benefits) of the consolidated group.

               SOUTHEAST COMMERCE HOLDING COMPANY AND SUBSIDIARY

           NOTES TO CONSOLIDATED AND PARENT-ONLY FINANCIAL STATEMENTS

EARNINGS PER COMMON SHARE

Earnings per share is computed by dividing income available to common shareholders by the weighted average number of shares outstanding during each year, which totaled 704,435 shares for the year ended December 31, 1998. There were no shares outstanding for the period from inception to December 31, 1997.

OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS

In the normal course of business, the Company originates financial instruments with off-balance-sheet risk to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These commitments involve varying degrees of risk in excess of the amounts recognized in the consolidated balance sheet. Commitments to extend credit represent legally binding agreements to lend to a customer with fixed expiration dates or other termination clauses. Since many commitments expire without being funded, total commitment amounts do not necessarily represent future liquidity requirements. The amount of collateral obtained is based on management's credit evaluation of the customer. Collateral held varies but may include accounts receivable; inventory; and property, plant and equipment. Standby letters of credit are conditional commitments issued by the Company guaranteeing the performance of a customer to a third party.

FAIR VALUES OF FINANCIAL INSTRUMENTS

The Company uses the following methods and assumptions in estimating fair values of financial instruments (see Note 15):

Cash and cash equivalents - The carrying amount of cash and cash equivalents approximates fair value.

Investment securities - The fair value of investment securities available for sale is estimated based on bid quotations received from independent pricing services.

Other investments - For other investments, which consist of common stock in the Federal Home Loan Bank of Atlanta and investment in Commerce Mortgage Joint Venture, the carrying amount approximates fair value.

Loans - For variable rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. For all other loans, fair values are calculated by discounting the contractual cash flows using estimated market discount rates which reflect the credit and interest rate risk inherent in the loan, or by using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

Deposits - The fair value of deposits with no stated maturity, such as demand, NOW and money market, and savings accounts, is equal to the amount payable on demand at year-end. The fair value of certificates of deposit is based on the discounted value of contractual cash flows using the rates currently offered for deposits of similar remaining maturities.

Accrued interest - The carrying amount of accrued interest receivable and payable approximates fair value.

               SOUTHEAST COMMERCE HOLDING COMPANY AND SUBSIDIARY

           NOTES TO CONSOLIDATED AND PARENT-ONLY FINANCIAL STATEMENTS

Off-balance-sheet instruments - The fair value for off-balance-sheet lending commitments is equal to the amount of commitments outstanding at December 31, 1998. This is based on the fact that the Company generally does not offer lending commitments or standby letters of credit to its customers for long periods, and therefore, the underlying rates of the commitments approximate market rates.

NEW ACCOUNTING PRONOUNCEMENTS

ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES

Effective August 22, 1997, the Company adopted Statement of Financial Accounting Standards No. 125 (SFAS 125), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS 125 is effective for such transactions entered into subsequent to December 31, 1996, and for certain excess servicing rights recorded at December 31, 1996. Under SFAS 125, a company recognizes the financial and servicing assets it controls and the liabilities it has incurred and derecognizes financial assets when control has been surrendered and liabilities when extinguished. The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 127 (SFAS 127), "Deferral of the Effective Date of FASB Statement No. 125," which delayed the effective date of certain provisions of SFAS 125 until 1998. The adoption of SFAS 125 and SFAS 127 did not have a significant impact on the consolidated financial condition or results of operations of the Company.

REPORTING COMPREHENSIVE INCOME

Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130 (SFAS 130), "Reporting Comprehensive Income." Under SFAS 130, a company will begin showing changes in assets and liabilities in a new comprehensive income statement or alternative presentation, as opposed to showing some of the items as transactions only in stockholders' equity accounts. All comparative annual and interim financial statements will present a comprehensive income statement disclosure for all years presented.

SEGMENT REPORTING

Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 131 (SFAS 131), "Disclosures about Segments of an Enterprise and Related Information." SFAS 131 establishes standards for the disclosure of segment information about services, geographic areas, and major customers. The Company acts as an independent community financial services provider and offers traditional banking services to individual, commercial, and government customers. Because management of the Company views and operates the Bank as one versus multiple segments for financial reporting purposes, no segmentation of bank operations between services, types of customers and market areas is provided. Parent Company only financial information is provided in
Note 17.

               SOUTHEAST COMMERCE HOLDING COMPANY AND SUBSIDIARY

           NOTES TO CONSOLIDATED AND PARENT-ONLY FINANCIAL STATEMENTS

PENDING ACCOUNTING PRONOUNCEMENTS

The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 133 (SFAS 133) "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 is effective for fiscal years beginning after June 15, 1999. Under SFAS 133, a company will recognize all free-standing derivative instruments in the statement of financial position as either assets or liabilities and will measure them at fair value. The difference between a derivative's previous carrying amount and its fair value shall be reported as a transition adjustment presented in net income or other comprehensive income, as appropriate, in a manner similar to the cumulative effect of a change in accounting principle. This statement also determines the accounting for the changes in fair value of a derivative, depending on the intended use of the derivative and resulting designation. The adoption of SFAS 133 is not expected to have a significant impact on the consolidated financial condition or results of operations of the Company.

In October 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 134 (SFAS 134), "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise." SFAS 134 is effective for the first fiscal quarter after December 15, 1998, and amends Statement of Financial Accounting Standards No. 65, "Accounting for Certain Mortgage Banking Activities," which revises the accounting for retained securities and beneficial interests. The adoption of SFAS 134 is not expected to have a significant impact on the consolidated financial condition or results of operations of the Company.


2.       CASH AND DUE FROM BANKS

The Federal Reserve Board requires that banks maintain reserve balances with the Federal Reserve Bank or in cash on hand, based on the institution's deposit balances. At December 31, 1998, the Bank's reserve requirement had not been required to be computed or reported to the Federal Reserve Bank.


3.       INVESTMENT SECURITIES AND OTHER INVESTMENTS

The amortized cost and estimated market value of investment securities available for sale are as follows:


                                               AMORTIZED           UNREALIZED          UNREALIZED              MARKET
DECEMBER 31, 1998                                   COST                GAINS              LOSSES               VALUE
---------------------------------------------------------------------------------------------------------------------

U.S. Government agencies and
   corporations                              $3,986,889           $       --                 $398          $3,986,491
---------------------------------------------------------------------------------------------------------------------

In 1998, the unrealized gain on available-for-sale securities, net of related deferred taxes of $159, is $239 and is included as a separate component of stockholders' equity.

               SOUTHEAST COMMERCE HOLDING COMPANY AND SUBSIDIARY

           NOTES TO CONSOLIDATED AND PARENT-ONLY FINANCIAL STATEMENTS

The amortized cost and estimated market value of investment securities available for sale, by contractual maturity, are shown as follows. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.


                                                                                             INVESTMENT SECURITIES
                                                                                               AVAILABLE FOR SALE
                                                                                         -----------------------------
                                                                                          AMORTIZED             MARKET
DECEMBER 31, 1998                                                                              COST              VALUE
----------------------------------------------------------------------------------------------------------------------

Due in one year or less                                                                  $3,986,889         $3,986,491
Due after one year through three years                                                           --                 --
----------------------------------------------------------------------------------------------------------------------

                                                                                         $3,986,889         $3,986,491
======================================================================================================================

There were no sales or calls of investment securities in 1998.

Investment securities with amortized costs of $3,986,889 and market values of $3,986,491 at December 31, 1998, were pledged to secure public funds and certain other deposits.

At December 31, 1998, the Bank had no off-balance-sheet derivative financial instruments, such as swaps, options, futures, or forward contracts.

Other investments, totaling $25,500 at December 31, 1998, consist of common stock in the Federal Home Loan Bank of Atlanta.


4.       LOANS

Major classifications of loans are as follows:


December 31,                                                                                                       1998
-----------------------------------------------------------------------------------------------------------------------

Commercial                                                                                                 $  3,714,416
Real estate--individual                                                                                       2,159,834
Real estate--commercial                                                                                       3,794,652
Installment loans to individuals                                                                                756,344
-----------------------------------------------------------------------------------------------------------------------
Total loans                                                                                                  10,425,246
Less:   Net deferred loan fees                                                                                  (19,689)
        Allowance for loan losses                                                                              (165,000)
-----------------------------------------------------------------------------------------------------------------------

Loans, net                                                                                                 $ 10,240,557
=======================================================================================================================

Most of the Bank's business activity is with customers located in the Atlanta, Georgia, metropolitan area, with market concentration in the Cobb County area. As of December 31, 1998, the Bank had approximately $5,955,000 of its loan portfolio secured by real estate.

At December 31, 1998, the Bank had no loans which are considered impaired.

The following is a summary of transactions in the allowance for loan losses:


Year ended December 31,                                                                                           1998
----------------------------------------------------------------------------------------------------------------------

Balance, beginning of year                                                                                   $      --
Provision charged to expense                                                                                   165,000
Loans charged off                                                                                                   --
Recoveries of loans previously charged off                                                                          --
----------------------------------------------------------------------------------------------------------------------

Balance, end of year                                                                                          $165,000
======================================================================================================================


5.       PREMISES AND EQUIPMENT

Premises and equipment are comprised of the following:

December 31,                                                                           1998                       1997
----------------------------------------------------------------------------------------------------------------------
                                                                                                         (Parent Only)

Leasehold improvements                                                            $  29,850                  $      --
Furniture, fixtures and equipment                                                   889,017                     50,000
----------------------------------------------------------------------------------------------------------------------
                                                                                    918,867                     50,000
Less accumulated depreciation and amortization                                       53,280                         --
----------------------------------------------------------------------------------------------------------------------

Premises and equipment, net                                                       $ 865,587                    $50,000
======================================================================================================================

Depreciation and amortization expense totaled $53,280 for 1998. No depreciation was recorded in 1997.

The Company leases its banking facility and offices pursuant to an operating lease. Rental expense incurred under the lease was $62,186 and $9,015 in 1998 and 1997, respectively.

Future minimum lease payments under the operating lease are as follows:

Years ending December 31,
----------------------------------------------------------------------------------------------------------------------

   1999                                                                                                    $   125,028
   2000                                                                                                        125,028
   2001                                                                                                        125,028
   2002                                                                                                        125,028
   2003                                                                                                        125,028
   2004 and thereafter                                                                                         616,986
----------------------------------------------------------------------------------------------------------------------

                                                                                                           $ 1,242,126
======================================================================================================================

               SOUTHEAST COMMERCE HOLDING COMPANY AND SUBSIDIARY

           NOTES TO CONSOLIDATED AND PARENT-ONLY FINANCIAL STATEMENTS

6.       SHORT-TERM AND OTHER BORROWINGS

On August 27, 1997, the organizers of the Bank obtained a $500,000 line of credit from a bank at the adjustable prime rate. The line of credit was unsecured and required interest-only payments on a quarterly basis with total principal plus interest due at maturity on August 27, 1998. Personal guarantees of the organizers, up to $83,333 each, were required by the lender bank. This line of credit was used to repay (without interest) the organizers' $8,000 initial funding of the Company and to provide additional operating funds until equity funding was obtained in 1998. Outstanding borrowings were $170,000 at December 31, 1997. Approximately $442,000 was drawn against this line of credit in 1998 and all borrowings outstanding were repaid on June 10, 1998. The line of credit expired in 1998.

The Bank utilizes short-term borrowings as needed for liquidity purposes in the form of federal funds purchased. The Bank has unsecured lines of credit for federal funds purchased from other banks totaling $2,000,000 at December 31, 1998. There were no amounts outstanding under these lines at December 31, 1998.


7.       INCOME TAXES

The following are the components of income tax expense as provided:


                                                                                              For the period
                                                                FOR THE YEAR ENDED         from inception to
                                                                 DECEMBER 31, 1998         December 31, 1997
------------------------------------------------------------------------------------------------------------
                                                                                               (Parent Only)

Current income tax provision                                                 $  --                      $ --
Deferred income tax benefit                                                     --                        --
------------------------------------------------------------------------------------------------------------

                                                                             $  --                      $ --
============================================================================================================

A reconciliation of income taxes computed at the federal statutory income tax rate to total income taxes is as follows:

                                                                                                        For the period
                                                                          FOR THE YEAR ENDED         from inception to
                                                                           DECEMBER 31, 1998         December 31, 1997
----------------------------------------------------------------------------------------------------------------------
                                                                                                         (Parent Only)
Pretax income (loss)                                                            $(1,041,018)                  $(74,760)
----------------------------------------------------------------------------------------------------------------------

Income tax (benefit) computed at federal statutory tax rate                     $  (353,946)                  $(25,418)
Increase (decrease) resulting from:
   Nondeductible meals and entertainment                                              2,368                        850
   State income tax benefit, net of federal tax benefit                             (41,224)                      (850)
   Valuation allowance                                                              392,802                     25,418
----------------------------------------------------------------------------------------------------------------------

                                                                                $        --                   $     --
======================================================================================================================

               SOUTHEAST COMMERCE HOLDING COMPANY AND SUBSIDIARY

           NOTES TO CONSOLIDATED AND PARENT-ONLY FINANCIAL STATEMENTS

The following summarizes the tax effects of temporary differences which comprise net deferred tax assets:


December 31,                                                                       1998                     1997
----------------------------------------------------------------------------------------------------------------
                                                                                                   (Parent Only)
Deferred income tax assets:
   Allowance for loan losses                                                  $  38,497                 $     --
   Net operating loss carryforward                                              258,285                   25,418
   Deferred organization costs                                                  130,279                       --
   Unrealized loss on investment securities available for sale                      159                       --
   Other, net                                                                     5,118                       --
----------------------------------------------------------------------------------------------------------------

Total deferred income tax assets                                                432,338                   25,418
----------------------------------------------------------------------------------------------------------------

Deferred income tax liabilities:
   Accumulated depreciation                                                     (13,959)                      --
----------------------------------------------------------------------------------------------------------------

Total deferred income tax liabilities                                           (13,959)                      --
----------------------------------------------------------------------------------------------------------------

Valuation allowance                                                            (418,220)                 (25,418)
----------------------------------------------------------------------------------------------------------------

Net deferred income tax (liability) asset                                     $     159                 $     --
================================================================================================================

As of December 31, 1998 and 1997, the Company had cumulative net operating loss carryforwards of approximately $1,034,000 and $73,900, respectively, for financial reporting purposes, and $678,400 and $71,400, respectively, for tax purposes. The 1998 and 1997 net operating loss carryforwards of $607,000 and $71,400 are subject to 20-year and 15-year carryforward limitations, respectively.


8.       TIME DEPOSITS

The aggregate amount of time deposits with a minimum denomination of $100,000 was approximately $2,935,000 at December 31, 1998.

At December 31, 1998, the scheduled maturities of time deposits of $100,000 or more and other time deposits are as follows:

Years ending December 31,
-----------------------------------------------------------------------------------------------------------------------
   1999                                                                                                      $6,368,188
   2000                                                                                                         178,160
   Thereafter                                                                                                        --
-----------------------------------------------------------------------------------------------------------------------
                                                                                                             $6,546,348
=======================================================================================================================

               SOUTHEAST COMMERCE HOLDING COMPANY AND SUBSIDIARY

           NOTES TO CONSOLIDATED AND PARENT-ONLY FINANCIAL STATEMENTS

9.       RELATED PARTY TRANSACTIONS

At December 31, 1998, the Bank had direct and indirect loans which aggregated $377,718, outstanding to or for the benefit of certain of the Bank's officers, directors and their related interests. During 1998, $382,522 of such loans were made and repayments totaled $4,804. These loans were made in the ordinary course of business in conformity with normal credit terms, including interest rates and collateral requirements prevailing at the time for comparable transactions with borrowers unaffiliated with the Bank. These individuals and their related interests also maintain customary demand and time deposit accounts with the Bank.


10.      STOCKHOLDERS' EQUITY

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. The regulations require the Bank to meet specific capital adequacy guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital classification is also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of Tier 1 capital (as defined in the regulations) to average assets (as defined), and minimum ratios of Tier 1 and total capital (as defined) to risk-weighted assets (as defined). To be considered well capitalized and adequately capitalized (as defined) under the regulatory framework for prompt corrective action, the Bank must maintain minimum Tier 1 leverage, Tier 1 risk-based, and total risk-based ratios as set forth in the table. The Bank's and Company's consolidated actual capital amounts and ratios are also presented in the table.

               SOUTHEAST COMMERCE HOLDING COMPANY AND SUBSIDIARY

           NOTES TO CONSOLIDATED AND PARENT-ONLY FINANCIAL STATEMENTS


                                                                       ADEQUATELY
                                       WELL CAPITALIZED               CAPITALIZED
DECEMBER 31, 1998                        REQUIREMENT                  REQUIREMENT                    ACTUAL
-----------------------------------------------------------------------------------------------------------------
                                     AMOUNT         RATIO         AMOUNT      RATIO          AMOUNT         RATIO
                                     ------         -----         ------      -----          ------         -----
Tier 1 Capital (to Average
   Assets)
     Bank                          >$1,050,000      > 5.0%      $  840,000     4.0%        $ 7,579,000      36.1%
                                   -                -
     Consolidated Company          >$1,275,000      > 5.0%      $1,020,000     4.0%        $12,621,000      49.5%
                                   -                -

Tier 1 Capital (to Risk
   Weighted Assets)
     Bank                          >$  750,000      > 6.0%      $  500,000     4.0%        $ 7,579,000      60.6%
                                   -                -
     Consolidated Company          >$  820,000      > 6.0%      $  547,000     4.0%        $12,621,000      92.3%
                                   -                -

Total Capital (to Risk
   Weighted Assets)
     Bank                          >$1,250,000      >10.0%      $1,000,000     8.0%        $ 7,744,000      61.9%
                                   -                -
     Consolidated Company          >$1,367,000      >10.0%      $1,093,000     8.0%        $12,786,000      93.6%
                                   -                -

Management believes that, as of December 31, 1998, the Bank and Company meet all capital requirements to which they are subject.

Dividends paid by the Bank are the primary source of funds available to the Company. Banking regulations limit the amount of dividends which the Bank may pay without obtaining prior regulatory approval. These restrictions are based on the level of regulatory classified assets, the prior years' net earnings, and the ratio of equity capital to total assets. At December 31, 1998, total stockholders' equity of the Bank was $7,578,502 and was not available for dividends.


11.      OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract amounts of these instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amounts of these instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

               SOUTHEAST COMMERCE HOLDING COMPANY AND SUBSIDIARY

           NOTES TO CONSOLIDATED AND PARENT-ONLY FINANCIAL STATEMENTS

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. At December 31, 1998, commitments to extend credit totaled approximately $9,457,000. The Bank's experience has been that approximately 70 percent of loan commitments are drawn upon by customers.

The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit is based on management's credit evaluation of the other party. Collateral held varies but may include accounts receivable; inventory; property, plant and equipment; and income-producing commercial properties on those commitments for which collateral is deemed necessary.


12.      COMMITMENT

The Company entered into a letter of employment with the President and Chief Executive Officer of the Bank. The letter of employment continues for two more years and provides for an annual base salary, plus medical insurance premiums, and such other benefits which are generally made available to other senior executives of the Company and the Bank. The letter of employment also provides for granting stock options to purchase 10,000 shares of Parent Company common stock at a purchase price of $10.00 per share. These stock options are subject to the stock option plan being approved by the Office of Thrift Supervision and the Company's stockholders.


13.      DEPOSIT CONCENTRATION

At December 31, 1998, the Bank had approximately $3,849,000 in deposits with one corporate customer.


14.      SUPPLEMENTAL FINANCIAL DATA

Components of other expense in excess of 1 percent of total income are as follows:

Year ended December 31,                                                                                           1998
----------------------------------------------------------------------------------------------------------------------

Supplies and printed forms                                                                                     $43,011
Loan expenses                                                                                                   10,531
Telecommunications                                                                                              17,874
Business licenses                                                                                               10,000
Travel and entertainment                                                                                        28,060

               SOUTHEAST COMMERCE HOLDING COMPANY AND SUBSIDIARY

           NOTES TO CONSOLIDATED AND PARENT-ONLY FINANCIAL STATEMENTS

15.      FAIR VALUES OF FINANCIAL INSTRUMENTS

The estimated fair values of the Company's financial instruments are as follows:


                                                                                                    1998
                                                                                      --------------------------------
                                                                                         CARRYING            ESTIMATED
December 31,                                                                                VALUE           FAIR VALUE
----------------------------------------------------------------------------------------------------------------------
Financial assets:
   Cash and cash equivalents                                                          $ 9,923,677          $ 9,923,677
   Investment securities available
     for sale                                                                           3,986,491            3,986,491
   Other investments                                                                      187,591              187,591
   Loans                                                                               10,240,557           10,159,287
   Accrued interest receivable                                                             49,740               49,740

Financial liabilities:
   Noncontractual deposits                                                            $ 6,254,775          $ 6,254,775
   Contractual deposits                                                                 6,546,348            6,537,428
   Accrued interest payable                                                                26,552               26,552

Off-balance-sheet instruments:
   Undisbursed credit lines                                                                                $ 9,456,635


16.      CHANGE IN ACCOUNTING PRINCIPLE--DEFERRED ORGANIZATION COSTS

Effective January 1, 1998, the Company changed its method of accounting for organization costs in order to expense these costs in the period incurred. Prior to 1998, the Company capitalized organization costs and amortized them to expense over a five-year period. This change in accounting method was made in order for the Company to be in compliance with AICPA Statement of Position 98-5 (SOP 98-5), which states that the costs of start-up activities, which include organization costs, be expensed as incurred. SOP 98-5 is effective for fiscal years beginning after December 15, 1998; however the Company elected early adoption, which is encouraged. The Company recorded a pretax charge of approximately $85,000, or $.12 per share, in 1998 as the cumulative effect of this accounting change. Of this amount, approximately $64,000 was related to the Bank and $21,000 was related to the Parent Company. This change also increased 1998 costs and expenses by approximately $343,000, or $.49 per share.

               SOUTHEAST COMMERCE HOLDING COMPANY AND SUBSIDIARY

           NOTES TO CONSOLIDATED AND PARENT-ONLY FINANCIAL STATEMENTS

17.      CONDENSED FINANCIAL INFORMATION OF SOUTHEAST COMMERCE HOLDING COMPANY

                            CONDENSED BALANCE SHEETS
                                 (PARENT ONLY)


December 31,                                                                        1998                      1997
------------------------------------------------------------------------------------------------------------------

ASSETS

Cash on hand or at other financial institutions                             $     84,901                 $      --
Federal funds sold                                                             4,090,000                        --
Interest-bearing deposit with bank subsidiary                                    540,111                        --
Premises and equipment                                                                --                    50,000
Deferred organization costs                                                           --                    84,926
Investment in subsidiary                                                       7,578,502                        --
Investment in Commerce Mortgage Joint Venture                                    162,091                        --
Other assets                                                                     165,143                    25,575
------------------------------------------------------------------------------------------------------------------

TOTAL ASSETS                                                                $ 12,620,748                 $ 160,501
==================================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
   Note payable                                                             $         --                 $ 170,000
   Other liabilities                                                                  --                    65,161
------------------------------------------------------------------------------------------------------------------

Total liabilities                                                                     --                   235,161
------------------------------------------------------------------------------------------------------------------

STOCKHOLDERS' EQUITY
   Common stock                                                                   14,693                        --
   Capital surplus                                                            13,722,072                       100
   Accumulated deficit                                                        (1,115,778)                  (74,760)
   Accumulated other comprehensive income - market valuation
     reserve on investment securities available for sale                            (239)                       --
------------------------------------------------------------------------------------------------------------------

Total stockholders' equity                                                    12,620,748                   (74,660)
------------------------------------------------------------------------------------------------------------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                  $ 12,620,748                 $ 160,501
==================================================================================================================

               SOUTHEAST COMMERCE HOLDING COMPANY AND SUBSIDIARY

           NOTES TO CONSOLIDATED AND PARENT-ONLY FINANCIAL STATEMENTS


                          CONDENSED STATEMENTS OF LOSS
                                 (PARENT ONLY)

                                                                                             For the period
                                                               FOR THE YEAR ENDED         from inception to
                                                                DECEMBER 31, 1998         December 31, 1997
-----------------------------------------------------------------------------------------------------------

OPERATING INCOME
  Interest income                                                     $   213,733                  $     --
-----------------------------------------------------------------------------------------------------------
Total operating income                                                    213,733                        --
-----------------------------------------------------------------------------------------------------------

OPERATING EXPENSE
  Salaries and benefits                                                   107,887                    51,780
  Occupancy expense                                                         9,919                     8,351
  Interest expense on other borrowings                                     12,113                     2,909
  Professional fees and outside services                                   68,945                        --
   Equity in undistributed loss of Commerce Mortgage
     Joint Venture                                                         87,909                        --
  Other expense                                                            25,534                    11,720
-----------------------------------------------------------------------------------------------------------
Total operating expense                                                   312,307                    74,760
-----------------------------------------------------------------------------------------------------------

LOSS BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
  PRINCIPLE, INCOME TAX BENEFIT, AND EQUITY IN
  UNDISTRIBUTED LOSS OF SUBSIDIARY                                        (98,574)                  (74,760)

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE                       (21,185)                       --
-----------------------------------------------------------------------------------------------------------

LOSS BEFORE INCOME TAX BENEFIT AND EQUITY IN
  UNDISTRIBUTED LOSS OF SUBSIDIARY                                       (119,759)                  (74,760)

INCOME TAX BENEFIT                                                             --                        --
-----------------------------------------------------------------------------------------------------------

LOSS BEFORE EQUITY IN UNDISTRIBUTED LOSS OF SUBSIDIARY                   (119,759)                  (74,760)

EQUITY IN UNDISTRIBUTED LOSS OF SUBSIDIARY                               (921,259)                       --
-----------------------------------------------------------------------------------------------------------

NET LOSS                                                              $(1,041,018)                 $(74,760)
===========================================================================================================

               SOUTHEAST COMMERCE HOLDING COMPANY AND SUBSIDIARY

           NOTES TO CONSOLIDATED AND PARENT-ONLY FINANCIAL STATEMENTS


                       CONDENSED STATEMENTS OF CASH FLOWS
                                 (PARENT ONLY)


                                                                                                For the period
                                                                  FOR THE YEAR ENDED         from inception to
                                                                   DECEMBER 31, 1998         December 31, 1997
--------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES
   Net loss                                                             $ (1,041,018)                $ (74,760)
   Equity in undistributed loss of bank subsidiary                           921,259                        --
   Cumulative effect of change in accounting for
     organization costs                                                       21,185                        --
   Loss on Commerce Mortgage Joint Venture                                    87,909                        --
   Increase in other assets                                                  (25,827)                  (25,575)
   (Decrease) increase in other liabilities                                  (65,161)                   65,161
--------------------------------------------------------------------------------------------------------------

Net cash used by operating activities                                       (189,562)                  (35,174)
--------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Contribution of capital to bank subsidiary                             (8,500,000)                       --
   Purchase of investment in Commerce Mortgage Joint
     Venture                                                                (250,000)                       --
   Purchase of interest-bearing deposits with bank
     subsidiary                                                             (540,111)                       --
   Deferred organization costs                                                    --                   (84,926)
   Purchase of fixed assets                                                       --                   (50,000)
--------------------------------------------------------------------------------------------------------------

Net cash used by investing activities                                     (9,290,111)                 (134,926)
--------------------------------------------------------------------------------------------------------------

NET CASH FROM FINANCING ACTIVITIES
   Proceeds from sales of capital stock, net of expenses                  13,736,665                        --
   Initial capital contribution                                                   --                       100
   Proceeds from loans by organizers                                              --                     8,000
   Repayment of loans by organizers                                               --                    (8,000)
   Proceeds from other borrowings                                            272,000                   170,000
   Repayment of other borrowings                                            (442,000)                       --
--------------------------------------------------------------------------------------------------------------

Net cash provided by financing activities                                 13,566,665                   170,100
--------------------------------------------------------------------------------------------------------------

NET INCREASE IN CASH AND CASH EQUIVALENTS                                  4,174,901                        --

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                    --                        --
--------------------------------------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS AT END OF YEAR                                $  4,174,901                 $      --
==============================================================================================================

                               BOARD OF DIRECTORS

Gary M. Bremer                                          Stephen R. Gross

Richard C. Carter                                       G. Webb Howell

Louis J. Douglass, III                                  Frank E. Perisino

Terry L. Ferrero                                        Richard A. Parlontieri
                                                              Chairman



                               EXECUTIVE OFFICERS
                                 COMMERCE BANK

          Louis J. Douglass, III, President & Chief Executive Officer
         Mark D. Little, Senior Vice President, Chief Financial Officer
                   Lawrence S. Bourne, Senior Vice President




                                    OFFICERS

                  Melissa Ricketts, Vice President, Operations
                     Sue Ann Wood, Assistant Vice President




                                    LOCATION

                             2410 Paces Ferry Road
                                   Suite 190
                             Atlanta, Georgia 30339

                                 CORPORATE DATA


ANNUAL MEETING:

The Annual Meeting of Shareholders of Southeast Commerce Holding Company will be held at 4:00 p.m. on Monday, May 3, 1999 at Commerce Bank located at 2410 Paces Ferry Road, Suite 190, Atlanta, GA 30339.


CORPORATE OFFICE:                                  GENERAL COUNSEL:

2410 Paces Ferry Road/Suite 190                    Nelson, Mullins, Riley & Scarborough, L.L.P.
Atlanta, GA  30339                                 First Union Plaza
(770) 863-9225                                     999 Peachtree Street, Suite 1400
(770) 863-9228                                     Atlanta, GA  30309

STOCK TRANSFER AGENT:                              INDEPENDENT AUDITORS:

Continental Stock Transfer & Trust Company         BDO Seidman, LLP
2 Broadway                                         3700 Crestwood Parkway, Suite 590
New York, NY  10004                                Duluth, GA  30096


STOCK INFORMATION:

Since its public offering on August 6, 1998, the Company's common stock has been quoted on the OTC Bulletin Board under the symbol STCH. The Company's articles of incorporation authorize it to issue up to 10,000,000 shares of common stock, of which 1,469,250 shares, for a total of $14,692,500, were sold in the initial public offering and are outstanding as of March 29, 1999. The Company has 198 shareholders of record. To date, the Company has not paid cash dividends on its common stock. The Company currently intends to retain earnings to support operations and finance expansion and therefore does not anticipate paying cash dividends in the foreseeable future.

The following table sets forth the high and low sales price information as quoted on the OTC Bulletin Board during the period indicated since the Company's common stock began trading publicly on August 6, 1998.


                                                           STOCK PRICE
                                                           -----------
                                                       HIGH             LOW
1998
Third Quarter                                         $12.375          $8.25
Fourth Quarter                                        $  9.75          $7.75


All outstanding shares of common stock of the Company are entitled to share equally in dividends from funds legally available therefor, when, as and if declared by the Board of Directors. The Company does not plan to declare any dividends in the immediate future. See "Item 1. Description of Business -- Dividends."

FORM 10-K

The Company will furnish upon request, free of charge, copies of the Annual Report and the Company's Report to the Securities and Exchange Commission (Form 10-K) by contacting Mark Little, Chief Financial Officer, Commerce Bank.

This Annual Report serves as the ANNUAL FINANCIAL DISCLOSURE STATEMENT FURNISHED PURSUANT TO Part 350 of the Federal Deposit Insurance Corporation Rules and Regulations. THIS STATEMENT HAS NOT BEEN REVIEWED, OR CONFIRMED FOR ACCURACY OR RELEVANCE BY THE FDIC.